Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 20, 2005, except for Note 15 which is as of March 15, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareowners of Kellwood Company, which is incorporated by reference in Kellwood Company’s Annual Report on Form 10-K for the year ended January 29, 2005.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

September 6, 2005